Exhibit 99.2
Pennant Announces Credit Facility Upsize
EAGLE, Idaho, February 23, 2020 – The Pennant Group, Inc. (NASDAQ: PNTG), the parent company of operating subsidiaries that provide home health, hospice and senior living services, announced that it has amended its revolving credit facility effective today, increasing its revolving line of credit by $75 million to a total of $150 million, of which approximately $18.3 million was drawn as of February 22, 2021. The amended credit facility is supported by a lending consortium arranged by Truist Bank.

"This amended credit facility improves our long-term capital structure and, together with our strong cash flow, expands our ability to continue growing our portfolio of healthcare operations opportunistically," said Jenn Freeman, Pennant’s Chief Financial Officer. Ms. Freeman noted that, in addition to increasing the revolver’s capacity, the amendment extends the facility’s termination to 2026, reduces the interest rates on drawn capital and reduces undrawn fees, among other updates. "The continued confidence shown by our banking group is a testament to our healthy balance sheet and our strong start as a stand-alone public company. We look forward to working with our banking partners going forward as we continue to execute our strategy of disciplined growth," she added.

Ms. Freeman confirmed that the proceeds of the credit facility will be used to fund acquisitions, invest in growth opportunities, cover working capital needs and for other business purposes. She also reported that Pennant’s current net-debt-to-adjusted EBITDA ratio as of December 31, 2020, was 0.23x.

About Pennant

The Pennant Group, Inc. is a holding company of independent operating subsidiaries that provide healthcare services through 80 home health and hospice agencies and 54 senior living communities located throughout Arizona, California, Colorado, Idaho, Iowa, Nevada, Oklahoma, Oregon, Texas, Utah, Washington, Wisconsin and Wyoming. Each of these businesses is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Pennant Group, Inc. has direct operating assets, employees or revenue, or that any of the home health and hospice businesses, senior living communities or the Service Center are operated by the same entity. More information about Pennant is available at www.pennantgroup.com.

Pennant Contact
The Pennant Group, Inc.
(208) 506-6100
ir@pennantservices.com
SOURCE: The Pennant Group, Inc.